EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree, without admitting beneficial ownership, to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with regard to the Common Stock, par value $0.001 per share, of Artemis International Solutions Corporation, and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of 29th day of June, 2004.

SAMUELSON INVESTMENTS, INC.

By:	/s/ Sean P. Fallon
Name: Sean P. Fallon Title: Treasurer

TRILOGY, INC.

By:	/s/ Sean P. Fallon
Name: Sean P. Fallon Title: Vice President Finance

/s/ Joseph A. Liemandt
Joseph A. Liemandt